UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 18, 2015
(Date of earliest event reported)

KIMBERLY-CLARK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-225	39-0394230
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

P. O. Box 619100, Dallas, Texas		75261-9100
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 281-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

(a)
On February 18, 2015, Kimberly-Clark Corporation (the “Corporation”) announced that Maria Henry, age 48, has been elected Senior Vice President and Chief Financial Officer of the Corporation, effective April 27, 2015. On that date, the current Senior Vice President and Chief Financial Officer, Mark A. Buthman, will assume the title of Executive Vice President to serve during a management transition period until he begins retirement at the end of 2015.

Ms. Henry served as Chief Financial Officer of The Hillshire Brands Company from June 2012 until that company’s merger with Tyson Foods, Inc. in August 2014, and Chief Financial Officer of Sara Lee Corporation’s North American Retail and Food Service business from July 2011 to June 2012. Before joining Sara Lee, Ms. Henry served as Executive Vice President and Chief Financial Officer of Culligan International, which manufactures water treatment products, from October 2005 to June 2011.

Ms. Henry’s initial base salary will be $750,000 per year. As a participant in the Corporation’s annual incentive plan, Ms. Henry will be eligible for an annual bonus, based on individual and company performance. Her target bonus under the plan has been set at 90% of her base salary and for 2015 she will be eligible for a full-year bonus. Ms. Henry will be eligible for annual stock-based incentives. She will also participate in the Corporation’s supplemental 401(k) plan, executive severance plan and other benefit plans available to the Corporation’s executive officers and employees, as described in the Corporation’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 1, 2014. In addition to certain severance protection under those plans, if Ms. Henry is involuntarily terminated without cause or resigns for good reason during her first year of employment, she would receive a severance payment equal to the sum of one year’s salary and her target annual bonus.

A copy of the press release announcing the election of Ms. Henry is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    News release issued by Kimberly-Clark Corporation on February 18, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBERLY-CLARK CORPORATION

Date:	February 18, 2015	By:	/s/ Jeffrey P. Melucci
Jeffrey P. Melucci Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

99.1    News release issued by Kimberly-Clark Corporation on February 18, 2015.